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                                                                   EXHIBIT 10.20


                         [AMERICA WEST AIRLINES LOGO]

               AMERICA WEST FLIGHTFUND INCENTIVE MILES AGREEMENT
               -------------------------------------------------


     THIS AGREEMENT, effective as of the 1st day of July, 1999 (the "Effective Date") between AMERICA WEST AIRLINES, INC. ("America West"), a Delaware corporation, whose principal business address is 4000 East Sky Harbor Boulevard, Phoenix, AZ 85034, and Netcentives Inc. ("Participant"), a California corporation, whose principal business address is 690 Fifth Street, San Francisco, CA 94107, sets forth the terms and conditions, and mutual consideration, by which Participant has agreed to participate in the America West Incentive Miles Program, as defined herein.

1.   Definitions

     "Miles" shall mean the fixed amount of miles credited to a FlightFund member's account upon receipt of appropriate documentation verifying that such FlightFund member has participated in the Netcentives Program pursuant to the terms and conditions hereof. No travel on America West is required to be awarded Miles.

     "FlightFund Program" or "FlightFund" shall mean the frequent flyer recognition program, as established and maintained by America West as of the date of this Agreement, and from time to time thereafter, whereby America West customers who become members receive travel benefits based upon air travel mileage accumulated on America West or other designated air carriers or through the use or purchase of the goods or services of another designated vendor. The FlightFund Program may be amended, modified, canceled, terminated or otherwise managed at any and all times in the sole and absolute discretion of America West.

     "Incentive Miles Program" shall mean the program, as established and maintained by America West as of the date of this Agreement, and from time to time thereafter, whereby new or existing FlightFund members accumulate air travel mileage redeemable on America West or other designated air carriers through the use or purchase of the goods or services of another designated vendor. The Incentive Miles Program may be amended, modified, canceled, terminated or otherwise managed at any and all times in the sole and absolute discretion of America West.

     "Limited Exclusivity" means America West's agreement not to sell FlightFund Miles to any Direct Competitor of Netcentives as defined above. America West and Netcentives shall have a relationship of Limited Exclusivity during the Term.

     "Netcentives Program" shall mean any of the Internet-based programs operated by Netcentives which provide for the grant of points which are redeemable for airline frequent flyer miles and/or other incentives to end-users. Under the Netcentives Program, end-users may accrue points through earning transactions ("Earning Transactions") by performing various activities, and later, redeem points through redemption transactions ("Redemption Transactions") by requesting that the points be redeemed for specific goods and services.

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ******. A complete version of this has been filed separately with the Securities and Exchange Commission.
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     "Direct Competitor of Netcentives" means [******].  Direct Competitors of
     Netcentives include, without limitation, the companies listed in Exhibit B attached hereto.

2.   FlightFund Miles Earned by Participant's Customers

     A. FlightFund Miles earned by a FlightFund member for participation in the Netcentives Program may be used by said member toward FlightFund award benefits in the same manner, and subject to the same terms, conditions and restrictions, as any other FlightFund mileage accumulation.

     B. Participant shall transmit to America West by computer tape, all pertinent data necessary to enable America West to credit FlightFund Program mileage. This data shall be provided in a format compatible with America West's computer systems, as specified in Exhibit A, America West Partner Standard Interface Record Layout. Upon receipt of such data, America West shall credit the appropriate FlightFund member's accounts. FlightFund data to be provided must include, at minimum, FlightFund member name and identification number, mileage amount to be credited and the information necessary to identify Miles. The tape containing this information shall be delivered by Participant to America West weekly and posted by America West within one (1) to three (3) business days upon receipt of such tape, addressed to:

                     America West Airlines, Inc.
                     1930 W. University (52N-ISS)
                     Tempe, AZ  85281
                     Attn:  Tape Librarian

          Credit of FlightFund Program miles is contingent upon America West's timely receipt of such computer tape.

3.   Exclusivity

     A. The parties hereto acknowledge that they shall have a relationship of Limited Exclusivity during the Term of this Agreement. Any violation of this Section 3 shall be considered a material breach of this Agreement.

     B. America West shall not sell or grant FlightFund Miles to any Direct Competitor of Netcentives during the term of this Agreement. America West shall not permit access (including, without limitation, access through regular mail or e-mail) to its FlightFund members by any Direct Competitor of Netcentives during the term of this Agreement.

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****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.   Advertising/Promotion Opportunities

     A. America West will make available the opportunity for Participant to insert promotional or advertising material in FlightFund Program member communications at least [******] time per year. The foregoing inserts must be printed at Participant's expense, in conformity with America West's standards for size and content, and delivered by Participant to America West or its designated vendor in sufficient time to be incorporated into the desired mailing. Participant shall submit promotional or advertising material to America West for written approval prior to printing. All copy generated by Participant that refers to America West in any way must receive prior written approval by America West.

     B. America West will make available the opportunity for Participant to include an article in the FlightFund newsletter at least [******] time per year to promote the Netcentives Program.

     C. America West will include Participant, or its brands, such as ClickRewards, at Participant's sole discretion, in FlightFund program materials in which partners are listed, including without limitation, print and electronic materials, as a FlightFund earning partner. When possible, such materials will include a link to the Participant's web site at a URL to be specified by Participant.

     D. Participant shall include America West and/or the FlightFund Program in Participant's printed and electronic materials consistent with other airline partner exposure.

     E. Participant shall give America West the opportunity to participate in promotions targeting Participant's member base and other e-commerce consumers in the event that such promotions are undertaken by Participant.

5.   Use of Logos and Service Marks

     A. Participant agrees that any brochure or other promotional material or advertising media, which may include print, radio, television, and the Internet, that mentions America West must include the then current America West logo (as provided by America West from time to time), provided, however, that no such use shall constitute a license to Participant to use for its own purposes (other than as set forth in this Agreement) any of America West's trademarks, service marks or other similar intellectual property, all of which shall remain the sole and exclusive property of America West. All promotional material which mentions America West, and/or uses its logo, shall be submitted to America West for written approval prior to publication, provided, however, that promotional materials which are identical to materials which were previously submitted for approval do not need to be resubmitted, and shall be deemed to be approved. America West shall not unreasonably disapprove of any such use. Participant agrees to neither take nor permit any action that would infringe or interfere with America West's exclusive ownership of its logo, trademarks and service marks. Subject to this Section 5A, Participant shall have the right to use the America West trademarks, service marks or other

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****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
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     similar intellectual property (i) on its Internet web site(s), (ii) on any mirror, co-branded, or satellite site of its web site, (iii) on information pages regarding Participant's programs or products, which pages are housed at the web sites of its customers, and (iv) in its promotional materials, provided that any such uses shall be for the sole purpose of promoting Participant's participation in the FlightFund Program.

     B. America West agrees that any brochure or other promotional material or advertising media, which may include print, radio, television, and the Internet, that mentions Participant shall include Participant's then current logo, provided, however, that no such use shall constitute a license to America West to use for its own purposes any of Participant's trademarks, service marks or other similar intellectual property, all of which shall remain the sole and exclusive property of Participant. All brochures which mention Participant, and use its logo, shall be submitted to Participant for written approval prior to publication and Participant shall not unreasonably disapprove of any such use, provided, however, that promotional materials which are subsantially similar to materials which were previously submitted for approval do not need to be resubmitted, and shall be deemed to be approved. America West agrees to neither take nor permit any action that would infringe or interfere with Participant's exclusive ownership of its logo, trademarks and service marks. Subject to this Section 5B, America West shall have the right to use the Participant trademarks, service marks or other similar intellectual property (i) on its Internet web site(s), (ii) on any mirror, co-branded, or satellite site of its web site, and (iii) in its promotional materials, provided that any such uses shall be for the sole purpose of promoting Participant's participation in the FlightFund Program.

6.   Payment by Participant

     A. For all Miles credited to FlightFund members' accounts, Participant shall pay America West the amount of [******] per mile together with any and all transportation or excise taxes, including without limitation, the 7.5% transportation tax assessed on the sale or purchase of frequent flyer miles in respect of the grant of the Miles pursuant to this Agreement.

     B. In the event that the payments made to America West pursuant to Paragraph A above (exclusive of any taxes) are less than [******] in any contract year, Participant shall pay to America West the difference between the amount paid for such contract year and [******] promptly upon notice from America West of such shortfall. For purposes hereof, "contract year" shall mean each twelve month period during the term hereof commencing after the Effective Date.

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****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
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     C.   America West shall submit monthly invoices to Participant, setting forth the amounts due and such invoices shall be due and payable within thirty (30) days from receipt.

     D. Payments shall be made either by (i) wire transfer to America West in accordance with the following wire transfer instructions:

                     Bank One, Arizona, N.A.
                     Phoenix Arizona
                     ABA No. 122-100 024
                     For the Account of America West Airlines, Inc.
                     No. 2312 4479

          or (ii) check made payable to America West Airlines at the following address:

                     America West Airlines, Inc.
                     P.O. Box 29655
                     Phoenix, AZ 85038-9655

7.   Customer Service and Operations

     Each party shall designate a specific individual employee of such party to be the contact person for any operations or customer service issue inquiries which may arise during the term of this Agreement. Each party shall respond to such issues within no more than seven (7) days of receipt of such inquiry.

8.   Reporting

     America West shall report, on a monthly basis, the number of generated Miles that have been credited to the FlightFund database on account of transactions with Participant. This report shall include, at a minimum,
     the member's account to which the   Miles were credited, and the applicable
     number of Miles credited. FlightFund transactions will be reconciled, by both America West and Participant, monthly and reviewed quarterly. Any differences in numbers will be discussed and mutual agreement on the final position will be determined. If a mutual agreement is not reached, within sixty (60 days) of receipt of written notice, the America West base control sheets will be the final position. In the event that any transactions are rejected, America West shall notify Participant in writing of the reasons for such rejection within ten (10) days.

9.   Retention of Records/Audit Rights

     Participant shall retain records relating to Miles earned pursuant to this Agreement for at least two (2) years from the date qualifying purchases were reported to America West. At all reasonable times, upon not less than ten (10) days prior notice, America West or its designated representatives shall have access to such records in order to verify such information as may be reasonably necessary, during regular business hours, in America West's judgment, to effectively

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     and correctly implement the terms and conditions of this Agreement. Any such audit will occur at mutually agreeable times and locations, and at the sole expense of America West. In the event that America West identifies deficiencies in any such matters, Participant will take all necessary action to correct all such deficiencies promptly and without charge to America West. America West agrees that all such records and information shall be held strictly confidential and not disclosed for any purpose whatsoever to any third party.

10.  Term and Termination

     A. This Agreement shall commence on the Effective Date and shall terminate on June 30, 2001, unless sooner terminated by either party pursuant to the provisions herein.

     E. This Agreement may be terminated by either party at any time upon not less than ninety (90) days written notice. Except for obligations accruing prior to the effective date of termination, such termination will be with no liability whatsoever to either party except as expressly provided herein.

     F. Notwithstanding Section 10(B) above, if either party defaults in the performance of any provision of this Agreement then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days, the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty (30) day period, then the non-defaulting party may terminate the Agreement immediately at the end of that period.

     D. For a period of six (6) months after the effective date of termination of this Agreement, America West will continue to credit FlightFund Miles on account of Earning Transactions which occurred prior to such effective date of termination. Points earned through the Netcentives Program through Earning Transactions which occurred after the effective date of such termination will not be redeemable for FlightFund Miles.

11.  Miscellaneous

     A.   Assignment  This Agreement may not be assigned except with the prior
          ----------
          written consent of the non-assigning party, and shall inure to the benefit of the successors and assigns of either party.

     B.   Publicity  After the execution of this Agreement, Participant may
          ---------
          issue a press release which may, among other things, confirm the existence of a relationship between the parties and may request that America West issue a similar press release. Any other information regarding the relationship between the parties including the other terms of this Agreement and any other agreement between the parties shall be considered Confidential Information under the definition set forth herein.

     C.   Confidentiality  Each party agrees to protect as confidential, and not
          ---------------
          use or disclose for any purpose other than performance of the express provisions of this Agreement, data,

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          information, trade secrets, research, customer lists or business or strategic information of any kind or nature, furnished or obtained from the other party in connection with the performance of this Agreement, and to not disclose such information to any third party whatsoever. Upon termination of this Agreement each party shall return and deliver to the other party within a reasonable time, not to exceed thirty (30) days after the effective date of termination, all such data and information of the other party in its possession.

     D.   Access To Data Base  Not less than two (2) times per year, upon
          -------------------
          request, and subject to the terms of any other relevant confidentiality or privacy agreements, the parties shall each provide access to their respective customer databases to the other party for direct promotional purposes, and such access may be through a third party vendor provided such vendor has executed a confidentiality agreement satisfactory to the parties. Access to Participant's database is through e-mails only. Due to the terms of Participant's privacy policy, it may require that such e-mails come from Participant
          itself, and that the offers promoted be ClickRewards offers.   Each
          party agrees that any database information obtained from the other party for special promotions will be used only for such promotion(s) and will not be retained or merged into the receiving party's database or the database of any third party, provided, however, that information obtained from customers responding to such promotion(s) may become part of the database of the party receiving such response. Upon conclusion of the promotion for which access to such data has been provided, the database in all forms, shall be returned to the originating party, and the using party shall retain no copies thereof in any form. Under no circumstances shall any such database, or information derived therefrom, be made available to competitors of the originating party, either directly or indirectly and each party agree that, in the case of a breach hereof, legal remedies such as damages would be inadequate, and therefore expressly consents to the entry of injunctive and other equitable relief.

     E.   Independent Contractors  It is mutually understood and agreed that
          -----------------------
          nothing in this Agreement is intended or may be construed to create or establish any agency, partnership or joint venture relationship between the parties hereto, and that the relationship of the parties hereto shall at all times be that of independent contractors.

     F.   Non-Waiver  The right of either party to require strict performance
          ----------
          and observance of any obligations hereunder will not be affected in any way by any previous waiver, forbearance or course of dealing.

     G.   Governing Law  This Agreement and any dispute arising under or in
          -------------
          connection with this Agreement, including any action in tort, will be governed by the internal laws of the State of Arizona, without regard to the conflicts of laws principles thereof.

     H.   Notices  All notices to the respective parties hereunder shall be sent
          -------
          by overnight delivery, or certified or registered U.S. mail, return receipt requested, to the addresses as set forth on the first page of this Agreement: America West, Attention: Senior Director, Relationship Marketing; Netcentives, Attention: Chief Financial Officer, Cc: Vice

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          President, Relationship Marketing.  The addresses for the purpose of notice may be changed at any time by providing notice as set forth herein.

     I.   Modification   No modification to this Agreement shall be effective
          ------------
          unless it is in writing and signed by the party sought to be charged with such modification.

     J.   Captions  The captions appearing in this Agreement have been inserted
          --------
          as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or any of its provisions.

     K.   Entire Agreement  This Agreement, including its exhibits, constitutes
          ----------------
          the entire agreement and understanding of the parties on the subject matter hereof, and, as of the Effective Date, supersedes all prior agreements, whether written or oral, between the parties hereto concerning the subject matter hereof. There are no other or further representations or inducements, whether written or oral, that have been given or made in connection with this Agreement.

     L.   Cost  In the event of any litigation, arbitration, or other
          ----
          proceedings under this Agreement, the prevailing party shall be entitled to recover from the other party all costs, reasonable attorney's fees and other expenses incurred.

     M.   Consequential Damages  In no event will either party be liable for any
          ----------------------
          special, indirect, incidental or consequential damages.

     N.   Indemnification.
          ---------------

               (i) America West hereby agrees to indemnify, defend and hold harmless Participant and its respective directors, officers, agents and employees, from and against any and all claims, losses, damages, suits, judgments, costs and expenses (including litigation costs and reasonable attorneys' fees) arising out of or relating to (i) America West' operation of the FlightFund Program including without limitation, claims by participants in the FlightFund Program of America West's breach, violation or failure to comply with the terms of the FlightFund Program and
               (ii) any allegation that Participant's use of the America West trademarks and logos in strict accordance with this Agreement infringes a U.S. copyright or trademark existing or issued as of the date of such use, provided in each case that Participant promptly notifies America West in writing of any such claim, gives America West sole control of the defense and all related settlement negotiations, and cooperates with America West in defending or settling any such claim.

               (ii) Participant hereby agrees to indemnify, defend and hold harmless America West and its respective directors, officers, agents and employees, from and against any and all claims, losses, damages, suits, judgments, costs and expenses (including litigation costs and reasonable attorneys' fees) arising out of

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

               or relating to (i) Participant' operation of the ClickRewards Program including without limitation, claims by participants in the ClickRewards Program of Participant' breach, violation or failure to comply with the terms of the ClickRewards Program and
               (ii) any allegation that America West's use of the Participant trademarks and logos in strict accordance with this Agreement infringes a U.S. copyright or trademark existing or issued as of the date of such use, provided in each case that America West promptly notifies Participant in writing of any such claim, gives Participant sole control of the defense and all related settlement negotiations, and cooperates with Participant in defending or settling any such claim.


     IN WITNESS WHEREOF, Participant and America West have executed this Agreement as of the dates written below.


AMERICA WEST AIRLINES, INC.              NETCENTIVES INC.

/s/ Michael A. Smith                     /s/ Perryman K. Maynard
------------------------------------     ------------------------------------
By:    Michael A. Smith                  By: Perryman K. Maynard
Title: Sr. Vice President,
       Marketing & Sales                 Title:   VP, Relationship Marketing
                                                -----------------------------

Date:   July 29, 1999                    Date:    July 23, 1999
      ----------------------------             ------------------------------
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                                   Exhibit B


                       DIRECT COMPETITORS OF NETCENTIVES


                                   [******]


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****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.